Exhibit 99.1

Eagle Bulk Shipping Inc. Takes Early Delivery of Supramax Newbuilding Vessel

-- Wren Is First of 35 Newbuilding Supramax Vessels Currently Set To Join Fleet –

NEW YORK, June 23, 2008 -- Eagle Bulk Shipping Inc. (Nasdaq:EGLE) today announced that it has taken delivery of the first of its 35 newbuilding Supramax vessels. The 53,100 dwt Wren has delivered into the Company’s fleet ahead of schedule and immediately commenced a 10 year term charter, as previously announced.

Sophocles N. Zoullas, Chairman and Chief Executive Officer, commented, "The delivery of the Wren represents an important milestone for our Company.   Our shareholders will now begin to realize the benefits of our well-timed Supramax newbuilding program, as the Wren is one of 35 new vessels set to join the fleet between now and early 2012.

“It is noteworthy, as well, that we were able to take delivery of the Wren 70 days ahead of the contract delivery date of August 30th, thereby increasing cashflow in the second and third quarters for our shareholders.  This is a tribute to our partners at the Sinopacific Shipbuilding Group, one of the premier shipyards in China.  We applaud their efforts and look forward to many years of a productive working relationship going forward.”

About Eagle Bulk Shipping Inc.

Eagle Bulk Shipping Inc. is a Marshall Islands corporation headquartered in New York. The Company is a leading global owner of Supramax dry bulk vessels that range in size from 50,000 to 60,000 deadweight tons and transport a broad range of major and minor bulk cargoes, including iron ore, coal, grain, cement and fertilizer, along worldwide shipping routes.

Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements. Forward-looking statements reflect our current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although Eagle Bulk Shipping Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, Eagle Bulk Shipping Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charter hire rates and vessel values, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled drydocking, changes in our vessel operating expenses, including dry-docking and insurance costs, or actions taken by regulatory authorities, potential liability from future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by Eagle Bulk Shipping Inc. with the US Securities and Exchange Commission.

Visit our website at www.eagleships.com

This news release was distributed by PrimeNewswire, www.primenewswire.com

SOURCE: Eagle Bulk Shipping Inc.

Eagle Bulk Shipping Inc.
Company Contact:
Alan Ginsberg, Chief Financial Officer
+1 212-785-2500

Perry Street Communications, New York
Investor Relations / Media:
Jon Morgan
+1 212-741-0014